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                                                                       Exh. 4(e)

                                                  [PACIFIC LIFE LOGO]
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA 92660



                       INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached by Pacific Life Insurance Company ("PL").

The Contract under which it has been issued is hereby modified as specified below in order to qualify as an Individual Retirement Annuity ("IRA") under Code
Section 408.

The provisions of this rider will control if they are in conflict with those of the Contract.

A.   DEFINITIONS

ADD-IN AMOUNT - Any amount added by PL to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the Owner's surviving spouse, when such spouse is the deemed sole Designated Beneficiary of the death benefit under part D below.

ANNUITANT - is the individual named as a measuring life for periodic annuity payments under this Contract.

ANNUITY START DATE - The date shown in the Contract Specifications, or the date you have most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

CODE - is the Internal Revenue Code of 1986, as amended.

DESIGNATED BENEFICIARY - is an individual designated as a beneficiary by the Owner.

IRA - is an individual retirement account or annuity under Code Section 408.

NOTICE DATE - The day on which PL receives, in a form satisfactory to PL, proof of death and instructions satisfactory to PL regarding payment of death benefit proceeds.

OWNER OR YOU - is the Owner of the Contract.

REGULATION - is a regulation issued or proposed pursuant to the Code.

REQUIRED BEGINNING DATE - is April 1 of the calendar year following the year in which the Annuitant reaches age 70 1/2.

SIMPLE IRA - is an SIMPLE IRA under Code Section 408(p).

SURVIVING SPOUSE - is the surviving spouse of a deceased Owner.


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B.   IRA PROVISIONS

1. The Annuitant shall at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable, and this Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

3. No contribution will be allowed into this Contract under a SIMPLE IRA plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be allowed into this Contract from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual Owner first participated in that employer's SIMPLE IRA plan.

4. Except in the case of "rollover contribution" as described in Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10) or 408(d)(3) of the
     Code, or an employer contribution to a Simplified Employee Pension as defined in Section 408(k) of the Code, the Purchase Payments (or premiums) paid under this Contract shall not exceed $2,000 for any taxable year, or such other maximum as the Code may allow, and must be paid in cash.

5. Additional Purchase Payments (or premium payments) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premiums) provision of the Contract.

6. If this Contract is issued as part of a Simplified Employee Pension, the Purchase Payments (or premiums) paid under this Contract shall not exceed $30,000 or 15% of your allowable compensation, whichever is less, or such other maximum as the Code may allow, and must be paid in cash.

7. Any Purchase Payment (or premium) refund declared by PL, other than refunds attributable to excess contributions, will be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

8. This Contract and all distributions made under it are subject to the minimum distribution and incidental death benefit rules of Code Section 401(a)(9) and the Regulations thereunder, and shall comply with such rules.
     Accordingly:

     (a)  The entire interest under the Contract shall be distributed to the
          Owner:

         (i) Not later than the April 1st next following the close of the calendar year in which the Owner attains age 70-1/2, or

         (ii) Commencing not later than the Required Beginning Date, over the Owner's life or the lives of the Owner and his or her Designated Beneficiary (or over a period not


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                extending beyond the Owner's life expectancy or the joint and last survivor life expectancy of the Owner and his or her Designated Beneficiary).

     (b) For purposes of this Section 8, life expectancy is computed by use of the expected return multiples in Tables V and VI of Regulation Section 1.72-9. Unless otherwise elected by the Owner by the Required Beginning Date, life expectancy for the Owner shall be recalculated annually, but shall not be recalculated annually for any spouse Designated Beneficiary. Any election by the Owner to recalculate (or not) the life expectancy of the Owner or of a spouse Designated Beneficiary shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse Designated Beneficiary may not be recalculated. Instead where the life expectancy of a Designated Beneficiary (or Owner) is not recalculated annually, such a life expectancy shall be calculated using the attained age of such Beneficiary (or Owner) during the calendar year in which the Owner attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     (c) The method of distribution selected also shall comply with the "minimum distribution incidental benefit" or "MDIB" rule of Code
          Section 401(a)(9), and proposed Regulation Section 1.401(a)(9)-2. This MDIB rule includes the following requirements:

         (i) if the Owner's only Designated Beneficiary is the spouse, the minimum amount that must be distributed in a distribution calendar year is the amount determined under the regular minimum distribution requirements in this Section 8.

         (ii) if the distributions are not made as substantially equal annuity payments under an annuity contract that has been purchased on or before the Owner's Required Beginning Date and where the Owner's spouse is not the only Designated Beneficiary, the minimum amount that must be distributed in a distribution calendar year is the quotient obtained by dividing the Owner's entire interest by the applicable divisor specified in proposed Regulation
                Section 1.401(a)(9)-2, Q & A - 4.

         (iii) if distribution is being made under an annuity contract with substantially equal payments that has been purchased on or before the Owner's Required Beginning Date and the Owner's spouse is not the only Designated Beneficiary, the minimum amount that must be distributed is determined as follows:

         - Period certain annuity without a life contingency: The period certain may not exceed the maximum period specified in proposed Regulation Section 1.401(a)(9)-2, Q & A - 5.

         - Life annuity or a joint and survivor annuity: A life annuity on the Owner's life which satisfies the regular minimum distribution requirements satisfies the MDIB rule. The periodic annuity payment to the survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner, as provided in proposed Regulation Section 1.401(a)(9)-2, Q & A - 6(b).


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         -      Life annuity with period certain: The distribution must satisfy the requirements for a single life (or joint and survivor) annuity and the period certain may not exceed the period determined for non-annuity distributions, as provided in proposed Regulation Section 1.401(a)(9) -2, Q & A - 6(c).

     (d) Required annuity payments must be made at intervals of no longer than one year and may not be in increasing amounts except as allowed by proposed Regulation Section 1.401(a)(9) - 1, Q&A, F-3.

     (e) Only a method of distribution offered by PL that satisfies these conditions can be selected. You must make this selection before the end of the calendar year in which you attain age 70-1/2.

9. On the death of the Owner, distribution shall be made in accordance with the annuity options described in the Contract. However, selection of an annuity option which does not satisfy the conditions of this Section 9 shall not be permitted.

     (a) If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(b) above, the entire interest shall be distributed by December 31st of the fifth calendar year which follows the year of the Owner's death except to the extent that paragraph 9(b) below applies or: (i) such interest is paid over a period not exceeding the lifetime, or the life expectancy, of the Designated Beneficiary; and (ii) payments begin by December 31st of the calendar year which follows the year of the Owner's death.

     (b) To the extent that the Designated Beneficiary of the Owner's interest is the Surviving Spouse, such spouse may elect to receive payments over the life or life expectancy of such spouse commencing at any date prior to the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died; and
          (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence. Such Surviving Spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

     (c) If the Surviving Spouse is the Designated Beneficiary, such spouse may elect to convert this IRA to such spouse's own IRA by requesting such a conversion in writing to PL. If such spouse so elects, such spouse shall be Owner and Annuitant for purposes of applying the restrictions contained in this rider. Such an election shall be deemed to have been made if such spouse fails to make an election in accordance with paragraph 9(b) above, makes a regular IRA contribution to this contract, makes a rollover distribution or direct transfer from this Contract, or makes a rollover distribution or direct transfer to this Contract from another IRA of such spouse.

     (d) For purposes of this Section 9, life expectancy is computed by use of the expected return multiples in Tables V and VI of Regulation Section 1.72-9. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the Surviving Spouse by the time distributions are required to begin, such spouse's life expectancy shall not be recalculated annually. Such election shall be irrevocable as to


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          such spouse and shall apply to all subsequent years. In such a case of non-recalculation for the Surviving Spouse and in the case of any other Designated Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this Section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     (e) Any amount paid to a minor child of the Owner shall be treated as if it had been paid to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when the child reaches the age of majority.

     (f) If the Owner dies after distribution of his or her interest in the Contract has begun in accordance with paragraph 8(b) above but before his or her entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner's death.

     (g) Distributions under this Section 9 are considered to have begun if distributions are made on account of the Owner reaching the Required Beginning Date or if prior to the Required Beginning Date distributions irrevocably commence to an individual over a period permitted, and in an annuity form acceptable, under proposed Regulation Section 1.401(a)(9)-2.

     (h) If the Owner dies before his or her entire interest has been distributed to him or her, no additional cash contributions or "rollover contributions" shall be allowed into this Contract unless the Surviving Spouse elects to convert this Contract to be his or her own IRA, as specified above in this Section 9.

10. PL shall furnish annual calendar year reports concerning the status of the Contract.

C.   TAX QUALIFICATION PROVISIONS

     The Contract as amended by this rider is intended to qualify as part of a tax-qualified individual retirement arrangement, plan or contract that meets the requirements of Code Section 408 and any applicable regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL reserves the right to amend this rider to comply with any future changes in the Code or any regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL shall provide the Owner with a copy of any such amendment.

D.   SPOUSAL CONTINUATION PROVISIONS

     If the Owner dies before the Annuity Start Date and the Surviving Spouse is deemed the sole Designated Beneficiary of the death benefit, the Surviving Spouse shall become the Owner and Annuitant effective on the date of death of the deceased Owner, unless such


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     treatment is inconsistent with the death benefit payment option that has been elected as of the Notice Date.

     1. On the Notice Date, if the Surviving Spouse is deemed to have continued (or rolled over) this Contract by becoming the Owner and Annuitant thereof, PL shall set the Contract Value equal to the death benefit proceeds that would have been payable to the Surviving Spouse as the deemed sole Designated Beneficiary of the death benefit, and no such proceeds shall be paid to the Surviving Spouse. The amount by which the death benefit proceeds payable exceeds the Contract Value shall be added to the Contract Value in the form of an Add-In Amount on the Notice Date. There shall be no adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds payable as of the Notice Date.

     2. The Add-In Amount shall be treated as earnings under the Contract, and shall be allocated among any Investment Options under the Contract in accordance with the current allocation instructions for the Contract.

PACIFIC LIFE INSURANCE COMPANY

    /s/ Thomas C Sutton                                     /s/ Audrey L. Milfs

    Chairman and Chief Executive Officer                         Secretary


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